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                                                                   EXHIBIT 10.56


                            [Lexecon Inc. Letterhead]


                                December 31, 1998



Andrew M. Rosenfield
Lexecon Inc.
332 South Michigan Avenue
Chicago, IL  60604

Dear Mr. Rosenfield:

      This letter will constitute our agreement regarding your employment relationship with Lexecon Inc. ("Lexecon"), beginning as of the day on which Lexecon becomes a wholly-owned subsidiary of Nextera Enterprises, Inc. or an affiliate thereof ("Nextera") (the "Effective Date").

      1. POSITION. Lexecon will employ you to provide services in connection with its business of providing economic, litigation and business transaction support services to government and industry (the "Business") in a position comparable to your current position (or another position reasonably agreed by the parties). Your services will cover those aspects of the Business in which you presently participate. Subject to fulfilling your Priority Employment Obligation, you agree to carry out your responsibilities under this Agreement in an efficient, trustworthy, effective and businesslike manner.

      2.    SERVICE FEES.

            (a) During the Service Term you shall be paid at your hourly billing rate multiplied by the number of billable hours which you work on any client matter on behalf of Lexecon; provided that the first $500,000 of total payments otherwise payable to you pursuant to this Section shall instead be paid to you at 25% of your hourly billing rate (i.e., you will receive $125,000 in payments in respect of your first $500,000 of billings). You agree that Lexecon shall set your hourly billing rate with respect to all client matters. To the extent your hourly billing rate varies among client matters, you will be paid based on the hourly billing rate for each client.

            (b) You will be entitled to such benefits as are provided to other executive employees of Lexecon (vacation, medical, etc.), in accordance with and subject to Lexecon's policies and guidelines as in effect from time to time, but in no event will such benefits be less than those provided to executive officers of Nextera.


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            (c)   You authorize Lexecon to deduct and withhold from all
compensation to be paid to you any and all sums required to be deducted or withheld by Lexecon pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

      3. SCOPE OF SERVICE. Lexecon acknowledges your employment obligations to the distance learning business such as that conducted by Knowledge University, L.L.C. (or any successor or related entity) and your part-time teaching obligations at The University of Chicago, which will have priority over your obligations to Lexecon (collectively, the "Priority Employment Obligation"). You agree that after fulfilling your Priority Employment Obligation, you will not devote a material amount of time to any commercial endeavor other than Lexecon. It is understood that the term "material" shall be determined in reference to your remaining time available to perform services for Lexecon available after fulfillment of your Priority Employment Obligation. You will not be required to devote any minimum number of hours to your responsibilities under this Agreement. Notwithstanding anything in this Agreement to the contrary, your Priority Employment Obligation may not be changed by you in the future so as to:

            o by virtue of location or otherwise, diminish your effective availability to render services to Lexecon; or

            o restrict your ability to render services to Lexecon to any greater degree than those caused by your relationship as of the date hereof with Knowledge University, L.L.C. and The University of Chicago; and it being understood that your Priority Employment Obligation may not relate to any endeavor other than the distance learning business such as that conducted by Knowledge University, L.L.C. and teaching obligations at The University of Chicago.

      4. TERM. Your term of employment will run from the Effective Date to the third anniversary thereof, unless terminated earlier (i) upon your death or Disability, or (ii) by Lexecon either with or without Cause (such term being referred to as the "Service Term"). If Lexecon wishes to terminate your service without Cause, Lexecon shall give you at least sixty (60) days prior written notice. In the event of early termination without Cause, Lexecon will pay you, in accordance with Section 2, for all services rendered by you prior to the date of such termination.

      5.    RIGHTS OF FIRST NEGOTIATION AND FIRST REFUSAL.

      a. You agree that during the three months prior to the expiration of the term of this Agreement under Section 4, you will provide Lexecon the right of first negotiation with respect to your services following such expiration. If Lexecon exercises such right, you agree to negotiate in good faith with Lexecon to extend or renew this Agreement or to negotiate to otherwise continue your services to Lexecon on mutually agreeable terms.


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      b.    In the event Lexecon and you do not reach agreement for the extension or renewal of this Agreement or the continuation of your services to Lexecon under Section 5.a., you agree that if, at any time prior to the date that is four years after the Effective Date, you shall have finalized the material terms of employment or engagement with any commercial enterprise that engages in the Business (a "Competitor"), you shall give a written notice (the "Competitor Notice") to Lexecon describing fully the proposed terms of such arrangement, and the name and address of the Competitor. Lexecon shall have the right to employ or engage you on substantially equivalent terms and conditions as set forth in the Competitor Notice by delivery of a notice of exercise of its right of first refusal (the "Lexecon Notice") within fifteen days after the date the Competitor Notice is delivered to Lexecon. Upon receipt of the Lexecon Notice, you agree to cease all discussions and negotiations with the Competitor and any other Competitors. Nothing in this Section shall permit you to negotiate with Competitors while this Service Agreement is in effect.


      6. ADDITIONAL TERMS. You and Lexecon also agree to the provisions contained in Appendix A attached hereto and incorporated herein. Initially capitalized terms used herein without definition have the meanings as defined in Appendix A.

      7. SERVICE PROVIDER REPRESENTATION. You represent that you are free to enter into and perform each of the terms and conditions of this letter agreement including Appendix A (collectively, the "Agreement"); that you are not a party to any confidentiality, non-compete or other agreement that restricts the services that may be rendered by you to Lexecon other than the Priority Employment Obligation; and that your execution and/or performance of services to Lexecon under this Agreement does not and will not violate or breach any other agreement between you and any other person or entity. You acknowledge that but for this representation, Lexecon would not agree to enter into this Agreement.

      8. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Illinois.


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      Please confirm your agreement with the foregoing and Appendix A by signing the enclosed copy of this letter where indicated and returning it to me.

                                            Very truly yours,

                                            LEXECON INC.


                                            By  /S/ DENNIS W. CARLTON
                                                --------------------------------

AGREED:


/S/ ANDREW M. ROSENFIELD


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                                   APPENDIX A

      THIS APPENDIX A is attached to the letter agreement dated December 31 , 1998 between Lexecon Inc. ("Company") and Andrew M. Rosenfield ("Service Provider") (the "Service Agreement," and together with this Appendix A, the "Agreement").

      WHEREAS, pursuant to a Contribution Agreement, dated as of December 31, 1998, by and among Nextera Enterprises, Inc. ("Nextera"), Company and the shareholders of Company (including the Service Provider), such shareholders are contributing all of the outstanding shares of capital stock of Company to Nextera (the "Transaction"); and

      WHEREAS, Service Provider has been a key employee to Company and Service Provider's covenants contained herein to be material and significant to Company's success and the Service Provider's agreement to be employed by Company and to provide the covenants contained herein constitute material provisions of the Transaction;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Definitions. The following definitions shall apply to this Agreement (including the Service Agreement):

            The termination of Service Provider's services to the Company prior to the expiration of the Service Term for other than death, Disability, Cause or resignation by Service Provider, shall be deemed a termination "without Cause."

            A termination shall be for "Cause" if (a) Service Provider: (i) commits an act of fraud, dishonesty, embezzlement or misappropriation involving Company, (ii) is convicted of, or enters a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (iii) commits an act, or fails to commit an act, involving Company which amounts to, or with the passage of time would amount to, a material breach of this Agreement, which breach is not cured within 30 days after written demand for substantial performance is received by Service Provider from Company which specifically identifies the breach which the Board believes Service Provider has committed, or (iv) willfully fails or habitually neglects to perform Service Provider's responsibilities under this Agreement (other than such failure resulting from Disability), which failure or neglect is not cured within 30 days after written demand for substantial performance is received by Service Provider from Company which specifically identifies the manner in which the Board believes Service Provider has not performed Service Provider's responsibilities, and (b) Company terminates Service Provider and, in conjunction with such termination, provides written notice to Service Provider that Service Provider is being terminated for Cause.

            The term "Disability" means a physical or mental disability that renders Service Provider unable to perform Service Provider's normal duties for Company for a period of 60 or


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more days as determined in the good faith judgment of the President or the Board of Directors of Company.

      2. Access to Confidential Information. Service Provider's services previously rendered to Company and to be rendered hereunder have placed Service Provider and shall continue to place Service Provider in a position of confidence and trust with Company and have allowed and may continue to allow Service Provider access to Confidential Information. As used herein, "Confidential Information" shall mean information and compilations of information relating to the business of Company including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customer lists, client lists, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, documents, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of Company. However, Confidential Information will not include any information which is or becomes available in the public domain or which is or becomes known to the public or the industry by any means other than disclosure by Service Provider.

      3. Covenant as to Nondisclosure or Use of Confidential Information. Service Provider agrees that at all times during and after the term of Service Provider's engagement with Company hereunder, Service Provider will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the conduct of Company's operations or unless required to do so by legal process (such as subpoena), disclose to any individual or business enterprise of any nature, or use for Service Provider's own personal use or financial gain, whether individually or on behalf of another person, firm, corporation or entity, any Confidential Information. Without limiting the generality of the foregoing, Service Provider agrees that Company's agreements with other persons may include agreements that impose obligations or restrictions regarding the confidential nature of work pursuant to such an agreement. Service Provider agrees to be bound by all such obligations and restrictions made known to him, and to do whatever is reasonably necessary to satisfy the obligations of Company. In the event Service Provider is required by legal process to disclose any Confidential Information, Service Provider shall give prompt notice thereof to Company to allow Company to object to such process, obtain a protective order or take other reasonable action.

      4. Assignment of Inventions. To the maximum extent permitted by law, Service Provider shall assign and transfer to Company and does hereby assign and transfer to Company Service Provider's entire right, title and interest in and to all inventions including, but not limited to, designs, discoveries, inventions, improvements, formulas, ideas, devices, techniques, processes, writings, trade secrets, trademarks, trademark applications, patents, copyrights and all other intellectual property rights including but not limited to notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws, which Service Provider solely or jointly with others conceives, makes or acquires at any time during Service Provider's past, present or future engagement with Company and which relate in any manner to the actual or demonstrably


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anticipated business, products, processes, work, operations, research and development or other activities of Company, or result from or are suggested by any task assigned to Service Provider or any work performed by Service Provider for or on behalf of Company ("Inventions"), but excluding those developed in connection with his Priority Employment Obligation. All Inventions are and shall be the sole property of Company.

            Notwithstanding anything in this Agreement to the contrary, Service Provider shall be entitled to write books and articles for publication under his own name and shall be entitled to receive and retain any royalties therefrom, so long as (1) Service Provider's writing activities do not interfere with the performance of his responsibilities under this Agreement and (2) such books or articles do not disclose or exploit any confidential or proprietary information of Company or its clients.

      5. Disclosure of Inventions, Patents, Copyrights and Other Rights. Service Provider agrees:

            5.1 To keep and maintain adequate and current written records of all Inventions made by Service Provider (in the form of notes, sketches, drawings and other forms specified by Company) while engaged with Company. These records shall be available to Company and shall be and remain the sole property of Company at all times. Service Provider will disclose such Inventions promptly in writing to the President of Company.

            5.2 Upon request, to promptly execute a written assignment of title to Company for any Invention required to be assigned by Section 4 ("assignable invention") and Service Provider will preserve any such assignable invention as Confidential Information.

            5.3 Upon request and at Company's expense, to assist Company or its nominee during and at any time subsequent to Service Provider's employment in every reasonable way to obtain for Company's or its nominee's benefit, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Service Provider shall execute such papers and perform such lawful acts as Company deems reasonably necessary to exercise all rights, title and interest in such Statutory Rights.

            5.4 To execute and deliver to Company or its nominee upon request all documents, including applications for and assignments of Statutory Rights to be issued therefor, as Company determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of Company or its nominee in Statutory Rights and to vest title thereto in Company or its nominee.

      6. Return of Records, Equipment and Confidential Information. Upon the earlier of termination of Service Provider's services hereunder or request by Company, Service Provider shall promptly return to Company: (i) all Confidential Information and all documents, records,


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procedures, books, notebooks, and any other documentation in any form whatsoever
(including, but not limited to, written, audio, video or electronic) containing any information pertaining to Company which includes Confidential Information, including any and all copies of such documentation then in Service Provider's possession or control regardless of whether such documentation was prepared or compiled by Service Provider, Company, employees of Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Service Provider by Company. Service Provider will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by Service Provider or otherwise. Without limiting the generality of the foregoing, Service Provider shall permanently delete all Confidential
Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to Service Provider, other than from any of the foregoing owned, used or controlled by Company. Service Provider acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of Company.

      7. Post-Engagement Cooperation. Service Provider agrees that following Service Provider's termination of services under this Agreement, Service Provider shall cooperate and assist Company at Company's reasonable request and expense in any dispute, controversy, or litigation to which Company is a party and with respect to which Service Provider obtained knowledge while engaged with Company or any of its predecessors, affiliates, successors, or assigns, including, but not limited to, Service Provider's participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall request.

      8. Remedies. Service Provider has carefully considered the nature and extent of the restrictions imposed by the covenants in this Appendix A and Service Provider agrees that they are fair and reasonable and such restrictions will not prevent Service Provider from earning a livelihood. In view of the position of confidence and trust which Service Provider has and will enjoy with Company and the relationship with the customers, suppliers and employees of Company pursuant to Service Provider's engagement with Company, and recognizing both the access to confidential financial and other information which Service Provider has had and will have pursuant to Service Provider's engagement with the Company and the fact that the Service Provider's covenants herein constitute material provisions of the Transaction, Service Provider expressly acknowledges that the restrictive covenants set forth in this Appendix A are necessary in order to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company. Service Provider further acknowledges that (i) it would be difficult to calculate damages to Company from any breach of Service Provider's obligations under this Appendix A, (ii) that injury to Company from any such breach would be irreparable and impossible to measure, and
(iii) that the remedy at law for any breach or threatened breach of this Appendix A would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights it has


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under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

      9.    General Provisions.

      (a) All notices hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section):

                  If to Service Provider:   Andrew M. Rosenfield
                                            10 West Deerpath
                                            Lake Forest, IL 60045

                  If to Company:            Lexecon Inc.
                                            332 South Michigan Avenue
                                            Chicago, IL 60604
                                            Attn: Andrew M. Rosenfield
                                            Fax: (312) 322-0220

                                            with a copy to:

                                            Maron & Sandler
                                            844 Moraga Drive
                                            Los Angeles, California 90049
                                            Attn: Stanley E. Maron, Esq.
                                            Fax: (310) 440-3690

      (b) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement (and the amounts payable to Service Provider) may be changed only by the written agreement of the parties. This Agreement (and the rights and duties hereunder) may be assigned by Company but not by Service Provider (provided that Service Provider shall not be required to perform services for any business other than that presently conducted (or contemplated by) Company).

      (c) Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be enforced to the maximum extent permitted by law. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement.


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      (d)   Any waiver of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right under any provision of this Agreement will be deemed a waiver of that or any other right.

      (e) Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

      (f) Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.


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